Exhibit 99.1

August 21, 2006
For 7:00 am EDT Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Robbin Moore	Chris Ahearn
	704-758-3579	704-758-2304

LOWE’S REPORTS RECORD SECOND QUARTER EARNINGS

-- Second Quarter Comparable Store Sales Increased 3.3 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $935 million for the quarter ended August 4, 2006, an 11.4 percent increase over the same period a year ago. Diluted earnings per share increased 15.4 percent to $0.60 from $0.52 in the second quarter of 2005. For the six months ended August 4, 2006, net earnings grew 24.6 percent to $1.78 billion while diluted earnings per share increased 27.0 percent to $1.13.

Sales for the quarter increased 12.2 percent to $13.4 billion, up from $11.9 billion in the second quarter of 2005. For the six months ended August 4, 2006, sales increased 15.9 percent to $25.3 billion. Total sales results were impacted by the calendar shift described in the business outlook section of this release. Comparable store sales for the second quarter increased 3.3 percent and increased 4.4 percent in the first half of 2006.

“I am proud of the Lowe’s team and the solid quarterly sales and earnings results delivered in a challenging economic environment,” explained Robert A. Niblock, Lowe’s chairman, president and CEO.  “Despite a backdrop of higher energy costs and a tumultuous geo-political environment that has weighed on the consumer, the team remained focused on providing great customer service and compelling merchandise offerings.  These efforts ensured Lowe’s continued to capture market share with notable gains in Flooring, Appliances, Outdoor Power Equipment and Cabinets and Countertops in the quarter, according to third-party estimates.

“We remain focused on strategies to grow our business, however near-term pressures on the U.S. consumer have led to a more cautious outlook for the balance of the year,” Niblock added.  “As we enter the second half of 2006, we remain committed to providing the knowledgeable and attentive service customers have come to expect from Lowe’s while prudently managing expenses in the current sales environment.

“Expectations for an orderly slowdown in the housing market, moderate income growth and a solid employment picture are stabilizing forces for the consumer,” Niblock concluded.  “I am confident the longer term drivers of our industry, including the required ongoing maintenance of the 124 million existing homes in the U.S., favorable demographics and solid household formation trends, combined with our customer focused culture, will ensure our continued success.”

During the quarter, Lowe’s opened 24 new stores including one relocation. As of August 4, 2006, Lowe’s operated 1,281 stores in 49 states representing 145.4 million square feet of retail selling space, a 12.4 percent increase over last year.

A conference call to discuss second quarter 2006 operating results is scheduled for today (Monday, August 21) at 9:00 a.m. EDT. Please dial 888-817-4020 (international callers dial 706-679-3245) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2006 Earnings Conference Call Webcast. A replay of the call will be archived on Lowes.com until November 19, 2006.

Lowe's Business Outlook

Fiscal 2006 annual and fourth quarter comparisons will be negatively impacted by a 52 versus 53 week and 13 versus 14 week comparison, respectively.  In addition, our 2006 quarterly comparisons will be impacted by a shift in comparable weeks to 2005.  This week shift positively impacts the first quarter and is offset by negative impacts in the second and fourth quarters.  The week shift does not impact comparable store sales results. Our 2006 guidance contemplates these factors.

Third Quarter 2006 (comparisons to third quarter 2005)
•	The company expects to open 48 new stores reflecting square footage growth of approximately 13 percent
•	Total sales are expected to increase approximately 11 percent
•	The company expects to report a comparable store sales increase of 0 to 2 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to be essentially unchanged as a percent to sales
•	Store opening costs are expected to be approximately $39 million
•	Diluted earnings per share of $0.45 to $0.48 are expected
•	Lowe’s third quarter ends on November 3, 2006 with operating results to be publicly released on Monday, November 20, 2006

Fiscal Year 2006 - a 52-week Year (comparisons to fiscal year 2005 - a 53-week year)
•	The company expects to open 155 stores in 2006 reflecting total square footage growth of approximately 12 percent
•	Total sales are expected to increase approximately 11 percent for the year (52 weeks versus 53 weeks in 2005)
•	The company expects to report a comparable store sales increase of 2 to 3 percent
•	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase approximately 20 basis points
•	Store opening costs are expected to be approximately $140 million
•	Diluted earnings per share of $2.00 to $2.07 are expected for the fiscal year ending February 2, 2007

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income and other factors which can negatively affect our customers as well as our ability to: (i) respond to decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission and the descriptions of any material changes in those “Risk Factors” included in our subsequent Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 12 million customers a week at more than 1,275 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Six Months Ended
	August 4, 2006		July 29, 2005		August 4, 2006		July 29, 2005
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net sales	$13,389	100.00	$11,929	100.00	$25,310	100.00	$21,842	100.00

Cost of sales	8,911	66.56	7,902	66.24	16,664	65.84	14,417	66.01

Gross margin	4,478	33.44	4,027	33.76	8,646	34.16	7,425	33.99

Expenses:

Selling, general and administrative	2,617	19.54	2,363	19.81	5,083	20.09	4,499	20.60

Store opening costs	28	0.21	25	0.21	53	0.20	50	0.23

Depreciation	283	2.11	236	1.97	557	2.20	473	2.16

Interest	30	0.23	39	0.33	65	0.26	86	0.39

Total expenses	2,958	22.09	2,663	22.32	5,758	22.75	5,108	23.38

Pre-tax earnings	1,520	11.35	1,364	11.44	2,888	11.41	2,317	10.61

Income tax provision	585	4.37	525	4.41	1,112	4.39	892	4.08

Net earnings	$935	6.98	$839	7.03	$1,776	7.02	$1,425	6.53

Weighted average shares outstanding - Basic	1,541		1,548		1,549		1,548

Basic earnings per share	$0.61		$0.54		$1.15		$0.92

Weighted average shares outstanding - Diluted	1,571		1,605		1,580		1,608

Diluted earnings per share	$0.60		$0.52		$1.13		$0.89

Cash dividends per share	$0.05		$0.03		$0.08		$0.05

Retained Earnings
Balance at beginning of period	$12,985		$10,152		$12,191		$9,597
Net earnings	935		839		1,776		1,425
Cash dividends	(77)		(47)		(124)		(78)
Balance at end of period	$13,843		$10,944		$13,843		$10,944

Lowe's Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

		August 4,	July 29,	February 3,
		2006	2005	2006
Assets

Current assets:
Cash and cash equivalents		$316	$987	$423
Short-term investments		456	432	453
Merchandise inventory - net		7,176	6,165	6,635
Deferred income taxes		165	121	155
Other assets		215	113	122

Total current assets		8,328	7,818	7,788

Property, less accumulated depreciation		17,321	14,782	16,354
Long-term investments		200	190	294
Other assets		188	198	203

Total assets		$26,037	$22,988	$24,639

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$32	$632	$32
Accounts payable		3,629	2,987	2,832
Accrued salaries and wages		316	329	424
Self-insurance liabilities		653	546	571
Deferred revenue		826	694	709
Other current liabilities		1,206	1,002	1,264

Total current liabilities		6,662	6,190	5,832

Long-term debt, excluding current maturities		3,410	2,810	3,499
Deferred income taxes		711	691	735
Other long-term liabilities		334	252	277

Total liabilities		11,117	9,943	10,343

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
August 4, 2006	1,538
July 29, 2005	1,560
February 3, 2006	1,568	769	780	784
Capital in excess of par value		307	1,320	1,320
Retained earnings		13,843	10,944	12,191
Accumulated other comprehensive income		1	1	1

Total shareholders' equity		14,920	13,045	14,296

Total liabilities and shareholders' equity		$26,037	$22,988	$24,639

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended

	August 4, 2006	July 29, 2005
Cash flows from operating activities:
Net earnings	$1,776	$1,425
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	591	508
Deferred income taxes	(34)	(46)
Loss on disposition/writedown of fixed and other assets	5	17
Share-based payment expense	35	38
Changes in operating assets and liabilities:
Merchandise inventory - net	(541)	(316)
Other operating assets	(93)	(29)
Accounts payable	797	292
Other operating liabilities	68	340
Net cash provided by operating activities	2,604	2,229

Cash flows from investing activities:
Purchases of short-term investments	(228)	(234)
Proceeds from sale/maturity of short-term investments	399	163
Purchases of long-term investments	(225)	(132)
Proceeds from sale/maturity of long-term investments	141	8
Decrease (increase) in other long-term assets	13	(35)
Fixed assets acquired	(1,556)	(1,365)
Proceeds from the sale of fixed and other long-term assets	23	37
Net cash used in investing activities	(1,433)	(1,558)

Cash flows from financing activities:
Repayment of long-term debt	(16)	(16)
Proceeds from employee stock purchase plan	36	32
Proceeds from stock options exercised	48	147
Cash dividend payments	(124)	(78)
Repurchase of common stock	(1,226)	(299)
Excess tax benefits of share-based payments	4	-
Net cash used in financing activities	(1,278)	(214)

Net (decrease) increase in cash and cash equivalents	(107)	457
Cash and cash equivalents, beginning of period	423	530
Cash and cash equivalents, end of period	$316	$987